Exhibit No, 12.0

E/W CAPITAL

Advisory Agreement

Advisory Agreement made and entered into as of the 1st day of July, 2010 between E/W Capital, LLC (“EWC”) and Las Vegas Railway Express, Inc., 6650 Via Austi Parkway, Suite 170, Las Vegas, NV (“Company”).

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Upon execution of this Agreement, the Company shall be deemed to have engaged EWC for the term specified in Paragraph 2 hereof to render consulting advice to the Company relating to a possible sale of the stock or assets of the Company.

2.
Except as otherwise specified in Paragraph 6 hereof, the term of this Agreement shall be deemed to commence on July 1, 2010 and shall continue until December 31, 2010, unless otherwise extended by mutual agreement of the parties.

3.
During the term of this Agreement, EWC shall provide the Company with such consulting advice as is reasonably requested by the Company, provided that EWC shall not be required to undertake duties not reasonably within the scope of the advisory services contemplated by this Agreement.

4.
The EWC services shall include, without limitation: (i) assisting the Company in locating, identifying and evaluating the advisability of a transaction with potential sources for obtaining the financing, (ii) assisting the Company in negotiation with any such potential source to obtain as soon as possible and on the most attractive terms to the Company and its shareholders a successful completion of the financing and (iii) using reasonable efforts to achieve full consummation of such financing. In performing its services for the Company, EWC shall keep the Company’s President regularly informed of EWC’s activities.  EWC shall not contact any person or entity with respect to the financing or its services on behalf of the Company without first advising the Company’s President of the intended contact and obtaining from the Company’s President approval of such contact.

5.
In consideration for the services rendered by EWC to the Company pursuant to this Agreement (and in addition to the expenses provided for in Paragraph 7 hereof), the Company shall compensate EWC as follows:

(a)	The Company shall pay to EWC Consulting Fee of Twenty Five Thousand Dollars ($25,000.00) as follows: $12,500 via wire transfer upon execution of this Agreement, and $12,500 on August 1, 2010.

(b)
If the transaction referenced above is completed, then, at the closing of such transaction, the Company shall pay to EWC a Transaction Fee in cash an amount equal to Eight Percent (8.0%) of the total value of the transaction, provided however that the amount of the Consulting Fee paid pursuant to 5(a) above shall be deducted from the cash portion of the Transaction Fee and such cash portion shall be payable if, as and, when the Company receives cash from the transaction. Additionally, the EWC shall receive 5-year warrants to purchase securities in all respects identical to the securities issued in the financing totaling 10% of the number of the securities issued.  The warrants shall be exercisable, in whole or in part, from time to time during their 5-year term the same price as the effective price paid for the underlying securities sold in the financing.  The warrants shall contain among other provisions a requirement for its exercise upon any public offering if reasonably requested by the Company and if EWC is given the option to effect the exercise through a cashless exercise.

Exhibit No, 12.0

6.
If this Agreement is terminated prior to completion of the transaction other than by the Company for cause, EWC shall be entitled to a full Transaction Fee as provided under Paragraph 5(b) hereof, if within one year after the termination of this Agreement, as same may be renewed, the transaction contemplated by this Agreement is completed with one or more investors with whom discussions were initiated and who were introduced to the Company during the term of this Agreement.

7.
In addition to the fees payable hereunder, and regardless of whether the transaction is consummated, the Company shall reimburse EWC for EWC’s out of pocket expenses incurred in connection with the services performed by EWC pursuant to this Agreement, including without limitation, all reasonable fees and expenses of EWC’s counsel, reasonable travel, hotel, food and associated expenses and printing, mailing and long-distance telephone calls, subject to a maximum of Ten Thousand Dollars ($10,000.00) unless otherwise agreed to in writing by the Company, provided that no such expenses in the amount of One Hundred Dollars ($100.00) or more for any one event shall be reimbursed unless such expenses were agreed to in advance in writing by the Company.

8.
The Company acknowledges that all opinions and advice (written or oral) given by EWC to the Company in connection with EWC’s engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of EWC to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to EWC, or use EWC’s name in any annual reports or any other reports or releases of the Company without EWC’s prior written consent; provided that the foregoing shall not be construed to prevent the Company from complying with its disclosure obligations arising under law, including the federal securities laws and regulations.  The Company acknowledges that EWC is not an agent of the Company or acting as a fiduciary of the Company nor is EWC assuming any duties other than those explicitly set forth in this Agreement.  The Company shall be under no obligation under this Agreement to accept the terms of any proposed transaction contemplated by this Agreement.  EWC shall have no liability if the terms of any transaction proposals are not acceptable to the Company or if a transaction is not consummated.

Exhibit No, 12.0

9.
The Company acknowledges that EWC and its affiliates are in the business of providing financial services and consulting advice to others.  Nothing herein contained shall be construed to limit or restrict EWC in conducting such business with respect to others or in rendering such advice to others.  EWC shall maintain in strict confidence, and use solely for purposes of its engagement hereunder, all non-public information disclosed to EWC by the Company in the course of its engagement.

10.
The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, EWC will use and rely on data, material and other information furnished to EWC by the Company.  The Company acknowledges and agrees that in performing its services under this engagement, EWC may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same.  EWC expressly agrees that the Company shall have a perpetual nonexclusive right to use without additional charge for any purpose any contribution made by EWC.

11.	(a)
EWC shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof.  EWC shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

(b)
Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent postage prepaid by certified or registered mail, or by facsimile, to the respective parties at their address above set forth or such other address as either party may notify the other of in writing if to the Company to the attention of Michael Barron, President, and if to EWC to the attention of Simon Strauss or George Rebensdorf, Members/Partners.

(c)
This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and legal representatives.  This Agreement may not be assigned without the written consent of the party to this Agreement that is not the party attempting to assign this Agreement.

(d)	This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

(e)	No provision of this Agreement may be amended modified or waived except in writing signed by the party against which enforcement is sought.

(g)
This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada, without giving effect to its conflict of law principles.  The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a state or federal court located in the State of Nevada, and they hereby submit to the exclusive jurisdiction of the courts of the State of Nevada or of the United States of America with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in a state of federal court located in Nevada or respecting the fact that such court is an inconvenient forum and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the addresses set forth in Paragraph 11(b) hereof.

Exhibit No, 12.0

(h)	The parties hereby waive trial by jury in any action or proceeding involving, directly or indirectly, any matter in any way arising out of or in connection with this Agreement.

If the foregoing correctly sets forth the understanding between EWC and the Company with respect to the foregoing, please so indicate by signing in the place provided below, at which time this Agreement shall become a binding contract.

E/W Capital, LLC

By:           /s/  George Rebensdorf
Member/Partner
George Rebensdorf

Accepted and Agreed:

Las Vegas Railway Express, Inc. (the “Company”)

By:           /s/ Michael A. Barron
Title:           CEO